UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2020

Soliton, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38815	36-4729076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5304 Ashbrook Drive
Houston, Texas 77081
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (844) 705-4866

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	SOLY	The NASDAQ Stock Market

Item 1.01. Entry into a Material Definitive Agreement.

On March 6, 2020, Soliton, Inc. (the “Company”) entered into a manufacturing service agreement (“Agreement”) with Sanmina Corporation ("Sanmina"). During the term of the Agreement, Sanmina has agreed to manufacture certain products for the Company. The Company and Sanmina will agree to certain pricing for the products to be manufactured, provided that Sanmina has right to revise prices, for among other reasons, to account for any material variations on the market prices of components, parts and raw material, including variations resulting from allocations or shortages or tariffs levied on the components. In addition, the pricing will be based on the forecasted volumes provided by the Company to Sanmina and the projected inventory turns as agreed upon by the parties. In the event the Company fails to purchase products in sufficient volumes consistent with the quoted prices, Sanmina has the right to bill back the Company for the difference between the prices paid and the prices associated with such lower volumes. Ninety days before the expected delivery date of the first products, the Company has agreed to provide Sanmina with (i) an initial 90-day firm order and (ii) a forecast for product requirements (in monthly buckets) for an additional nine months. All such orders will be binding with limited ability for the Company to reschedule. If the Company cancels any orders, it has agreed to pay (i) the purchase price of the product, if the cancellation is made within 30 days of the scheduled delivery date, or (ii) certain amounts due vendors, if cancellation is made outside of such 30-day period.

Either party may terminate the Agreement or an order under the Agreement for default, if the other party materially breaches the Agreement; provided, however, no termination shall occur until thirty days after the defaulting party is notified in writing of the material breach and has failed to cure or give adequate assurances of performance within the thirty day period after notice of material breach. In addition, the Company may terminate the Agreement for any reason upon thirty days’ prior written notice and may terminate any order under the Agreement for any reason upon 120 days’ (before scheduled shipment) prior written notice. Sanmina may terminate the Agreement for any reason upon ninety days’ notice. In the event the Agreement or an order under the Agreement is terminated for any reason other than a breach by Sanmina, the Company is required to pay Sanmina, termination charges equal to (i) the contract price for all finished product existing at the time of termination; (ii) Sanmina’s cost (including labor, components and applicable mark-ups per the pricing model) for all work in process; and (iii) the cost of components ordered by Sanmina pursuant to the Agreement.

The foregoing description of the material terms of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit

10.1 *	Manufacturing Service Agreement between Soliton, Inc. and Sanmina dated March 6, 2020.

* Pursuant to Item 601(b)(10)(iv) of Regulation S-K promulgated by the SEC, certain portions of this exhibit have been redacted. The Company hereby agrees to furnish supplementally to the SEC, upon its request, an unredacted copy of this exhibit.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLITON, INC.

By:	/s/ Lori Bisson
Lori Bisson
Executive Vice-President,
Chief Financial Officer

Dated: March 11, 2020